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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 39 to the Registration Statement of the Commonwealth Select Separate Account of Commonwealth Annuity and Life Insurance Company on Form N-4 of our reports dated April 18, 2013, relating to the financial statements of Commonwealth Annuity and Life Insurance Company, and our Commonwealth Select Separate Account of Commonwealth Annuity and Life Insurance Company, both of which appear in such Statement of Additional Information. We also consent to the reference to us under the headings "Independent Registered Public Accounting Firm" and "Experts" in such Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
April 25, 2013